Exhibit 10.1

1/1/2005

Maintenance Agreement

HARLAND

Product Protection Plan

1.	TERM OF AGREEMENT

1.1	This Agreement between Delphax Technologies, Inc (DLPX) and John H. Harland Company (Harland) is for a term of four years, commencing on the effective date of January 1, 2005 and terminating on December 31, 2008. Seven (7) months prior to the termination of this Agreement, DLPX will submit a proposal for contract renewal, and will negotiate in good faith. If John H. Harland Company wishes to self maintain at the termination of this Agreement, they must provide DLPX with a six (6) month written notification of intent in accordance with DLPX’s commitment to facilitate the transfer of such responsibility as outlined in paragraph 8.4 of this addendum. Lack of such notification shall not effect termination of this Agreement.

1.2.	After 24 months from the effective date of this agreement, DLPX may increase prices hereunder annually*

1.3.	Upon the notice of termination of this agreement, except as otherwise restricted through agreements between DLPX and its vendors, Harland shall have the right to negotiate directly with third party vendors for parts and consumables.

1.4.	Upon termination of this agreement Harland shall have the right to interview and offer employment to then-current DLPX personnel no earlier than six months before termination.

2.	PRODUCT PROTECTION PLAN SERVICE

2.1	The parties agree that the machines identified in Exhibit G shall be subject to this Product Protection Plan as such machines may be added or removed from time to time as contemplated herein. DLPX agrees to provide, and Harland agrees to accept, Product Protection Plan services for 120 contiguous hours Monday through Friday (Harland holidays excluded - John H. Harland will provide a holiday schedule for each location.). Product Protection Plan services consists of three (3) 40-hour shifts of Product Protection Plan service. Changes to the scheduled coverage for any machine currently covered, must be requested, in writing, no later than ninety (90) days prior to starting date. Once requested by a location, and accepted by DLPX, no other coverage change will be accepted during the 90-day adjustment period, unless DLPX agrees. Each location may make up to two coverage requests per calendar year, unless Delphax agrees. Current installation locations are Atlanta, Baltimore, Chicago, Dallas, Greensboro, St. Petersburg, and Seattle.

*	Competitive information omitted.

2.1.1	Any new locations require a request, in writing, no less than six months in advance, and acceptance by DLPX. Harland agrees to pay reasonable actual start-up and training expenses that are mutually pre-approved (up to * per new location), unless new location is populated with newly purchased additional units. This will expire sixty (60) days after the last installation at the site unless mutually extended. If Delphax and Harland do not agree on the maintenance coverage plan at that requested location, Harland would have the right to remove equipment from this maintenance agreement and could either self maintain or contract with another vendor for maintenance of the removed equipment.

2.1.2	Should Harland self maintain, Delphax agrees to sell parts and consumables to Harland for the life of the installed equipment, or, until Delphax declares the equipment has reached end-of-life (EOL) with at least four (4) years advance notice, whichever occurs first. Consumables and parts will be sold at the prices set forth on schedule H (Parts and Consumable Price List). Any price changes will be limited to * per calendar year and announced sixty (60) days prior to effective date. If during the term of this Maintenance Agreement, DLPX offers for sale to other customers within the U.S. any of the Products covered by this Maintenance Agreement at a lower price, then it shall be deemed as of the effective date thereof that prices hereunder have been amended to reflect such lower prices. DLPX shall promptly notify Harland within ten (10) days of any such price reduction. Delphax agrees to permit a third party of Harland’s choosing, at Harland’s expense, on a purely confidential non-disclosure basis, to audit Delphax’s compliance to this pricing agreement. The third party may request to review up to five redacted agreements to audit compliance. If any lower consumable or spares prices are discovered, Delphax will credit the pricing difference retroactively to Harland.

2.1.3	DLPX agrees to support a minimum of * machines per covered shift, per location. If Harland requests maintenance for less than * units per site, and Delphax and Harland do not mutually agree on a Maintenance Plan for that site, Harland will have the right to self maintain equipment.

2.2	Product Protection Plan services includes keeping the Equipment in, or restoring the Equipment to, good working order as defined in Schedule B Imaggia Customer Product specifications.

2.2.1	- Remedy- If DLPX is unable to restore the Equipment to good working order within 30 days of notice, Delphax, will, as Harland’s exclusive remedy, *.

2.3	DLPX will provide on-site support services to Harland during Product Protection Plan hours. DLPX will also provide telephonic assistance to DLPX on-site personnel during the same Product Protection Plan hours.

Daily Maintenance: *.

Preventative Maintenance: *.

Available Production Time: *.

*	Competitive information omitted.

2.4	Product Protection Plan service includes the adjustment, refurbishment and/or replacement of maintenance or consumable parts as mutually deemed necessary by DLPX and Harland. Maintenance parts and consumable parts are furnished on an exchange basis and the replaced parts become the property of DLPX. DLPX reserves the right to use like new or refurbished parts to return the system to good working order.

2.5	Services also include maintenance of system software for all Equipment covered by this Agreement, but are limited to those software upgrades that are required to meet DLPX specifications. Specifically, DLPX agrees to correct bugs and/or implement governmental regulations in effect at the time the system was originally shipped.

2.6	Delphax will notify Harland’s designated person of all relevant FCO’s and FEB’s. Harland will provide name of designated person.

2.7	Apart from this Agreement, DLPX offers a separate optional Operating System (OPSYS) Maintenance Agreement. The OPSYS Maintenance Agreement provides all released software/firmware upgrades, but does not include any hardware upgrades required in conjunction with a software/firmware upgrade.

Harland OPSYS Coverage

•	Entitles Harland to any newly developed, and released, software/firmware options and enhancements.

•	OPSYS does not cover hardware required for the software/firmware implementation or changes or enhancements to units.

•

Windows 2000, SQL 2000, upgraded versions of operating software (AK currently), IPPS operating system software, System Administrator software, AGE Batcher software, New Account Kits (N.A.K.) are some examples of OPSYS coverage.

Separate Note: Mandatory Field Changes Orders (FCO’s) will cover certain hardware and software revisions and corrective actions but will not cover enhancements or upgrades.

2.8	John Harland Co. agrees to give 90 days written notice to Delphax when idling one or more machines or adding a previously idled machine(s) to this maintenance agreement. Upon idling, a machine is no longer covered by this maintenance agreement. Harland will have the right to remove equipment at that location in accordance with section 2.1.

3.	HARLAND RESPONSIBILITIES

3.1	John H. Harland Company agrees to provide a suitable environment, appropriately trained personnel, (initial operator training program to be provided by DLPX), and suitable paper for the Equipment as specified by DLPX in the International Business Guide (form #: 0974490-301, Revision January, 2000 - AE) including base stock as mutually agreed upon by John H. Harland Company and DLPX during the evaluation, or thereafter, i.e., *. DLPX shall have the right to recover additional charges or withdraw from the Agreement if these specifications are not met within 60 days after written notification from DLPX.

*	Competitive information omitted.

3.2	In addition, Harland agrees to provide DLPX full, free and safe access to the Equipment for Product Protection Plan Maintenance Services, and to provide a secure area where DLPX can store maintenance and consumable materials and parts. Storage area requirement is approximately 150 square feet of segregated, bulk storage for 1-4 systems and a minimum of two (2), maximum of four (4) locking, metal cabinets measuring approximately two (2) feet deep by three (3) feet wide by six (6) feet high. For each installation location, DLPX requires office workspace including a desk and modem compatible telephone, DLPX shall bear all costs of long distance or other toll charges.

3.3	Harland will provide receiving services for Delphax shipments of consumables and parts at any maintenance sites. Mutually agreeable processes will be implemented to prevent loss or mislocation of the items.

4.	CHARGES

4.1	Product Protection Plan: Payment of the charges set forth below, shall entitle Harland to maintenance parts and on-site labor for scheduled preventative and on-site maintenance during the hours included in the selected Product Protection Plan, with specific details on a plant-by-plant basis to be provided by John H. Harland.

4.2	Consumables: Harland shall pay a per foot Consumable Charge based on *.

4.3	Maintenance Charges: For each system included in this Agreement, Harland shall pay a per-foot Maintenance Charge based *.

4.4	Non Regularly Scheduled Coverage: DLPX will make their best efforts to provide maintenance coverage on a non-regular basis for all systems in all locations with appropriate notice as follows:

4.4.1	Harland may request maintenance coverage for a location that works a non-regularly scheduled production shift. The billable rate of * per hour (minimum of * hours) per requested CE on site. All click charges would still be billed at the negotiated rate for the system.

4.5	OPSYS Maintenance: DLPX will provide the OPSYS Maintenance program for all systems installed at a Harland location for an annual charge of * per system effective January 1 of each calendar year for term of this agreement. At the beginning of each year Delphax will submit a roadmap of expected changes to the software for the coming calendar year and a synopsis of the previous year’s changes.

4.6	Move and Reinstallation of Existing Equipment: Relocation of existing equipment, within the same facility, would be done by on-site DLPX and Harland personnel during normal business hours, at no additional cost. If relocation of equipment needs to occur on the weekend, rates outlined in section 4.4 for on-site DLPX personnel would apply.

4.6.1	Deinstallation at one facility and Reinstallation at a new facility will be quoted, and mutually agreed upon, for each instance.

*	Competitive information omitted.

4.7	Maintenance Training Classes: DLPX will provide the John H, Harland, Co a flat rate price of * for a regularly scheduled Imaggia maintenance training. Classes are three (3) weeks in length and limited to a maximum class size of six (6) individuals. Harland will pay for travel, lodging and expenses for Harland personnel associated with the maintenance training classes.

5.	PAYMENTS

5.1	Product Protection Plan Maintenance and Consumables billings will be based on Schedule F, Variable Pricing Agreement. All variable maintenance and consumable charges shall be made monthly in arrears and are payable in full, net 30. Other charges, such as Travel and Expense Charges, Non-regularly Scheduled Charges, or Charges for Services Not Included in the Product Protection Plan will be invoiced in the month following their incurrence and are payable in full net 30 days. Any shipping charges are inclusive of the Product Protection Plan Maintenance and Consumables per foot pricing, above.

5.2

Invoices need to be mailed directly to the appropriate production facility and copies of all monthly maintenance charges e-mailed to Harland five (5) working days after the production close of the month. Period of maintenance will be determined by Harland, Company’s monthly production schedule. Harland to provide DLPX a schedule of production days by 1st day of each calendar year.

5.3	Harland will provide certification of tax-exempt status in all locations of Imaggia operation. If certification is not furnished, Harland will remit to DLPX any applicable sales taxes for locations that have not established tax-exempt status, in addition to charges described herein.

6.	SERVICES NOT INCLUDED IN PRODUCT PROTECTION PLAN CHARGES

6.1	The following services are not covered under this Agreement and shall be chargeable. DLPX’s labor rate for these services is * per hour, with a minimum charge of * hours.

6.1.1	The repair of damage, replacement of maintenance or consumable parts, or any increase in service time caused by accident, disaster, abuse, neglect, improper operation or use of the Equipment for purposes other than for which designed.

6.1.2	Harland agrees to provide electrical power within stated specification.

6.1.3	Any increase in service time due to communication failures caused by non-DLPX maintained Equipment such as: modems, data lines, improper data format, protocol, baud rate, etc.

7.	DISCLAIMERS AND LIMITATION OF LIABILITY

7.1	DLPX makes no warranty or representation, express or implied, concerning any services or materials or consumables provided hereunder. DLPX’s sole obligation shall be to keep the Equipment in, or restore the Equipment to, good working order in accordance with the provisions of this agreement. DLPX EXPRESSLY DISCLAIMS IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. DLPX does not assure uninterrupted operation of the Equipment. As regards consumable items, DLPX’s sole obligation shall be to remove exhausted consumable items from the Equipment and replace the same.

*	Competitive information omitted.

7.2	DLPX shall not be liable for loss of use of the items of Equipment covered by this Agreement, or for any loss or damage occasioned by such loss of use, or by failure of the Equipment to perform properly. DLPX’s maximum liability to Harland shall not exceed the pro rata portion of Product Protection Plan charges hereunder for the period of time during which the Equipment is not performing properly as the result of DLPX’s breach of this Agreement or negligence on the part of DLPX personnel. Harland agrees to hold DLPX harmless from any loss or damage arising out of the maintenance, operation or use of the Equipment or any test Equipment or consumable items other than any such loss or damage resulting from the sole fault or negligence of DLPX.

7.3	In no event will either party be liable for any lost profits, lost savings, or other consequential or incidental damages or for any claim against the other party asserted by any third party.

7.4	DLPX shall indemnify and hold Harland harmless from and against all claims, damages and liabilities, including attorney fees, arising out of personal injury or property damage resulting from the negligence or willful misconduct of DLPX’s employees performing services to Harland under this Agreement.

7.5	Harland shall indemnify and hold DLPX harmless from and against all claims, damages and liabilities, including attorney fees, arising out of personal injury or property damage resulting from the negligence or willful misconduct of Harland or its employees.

8.	GENERAL

8.1	Product Protection Plan coverage under this agreement includes, but not limited to, the Imaggia Equipment (Schedule G) installed under the two previous sales contracts, newly purchased equipment from Delphax and equipment acquired from third parties certified, and agreed upon in writing, by Delphax for maintenance services in accordance with this agreement. Upon adding equipment to Schedule G, Delphax would continue to bill Harland based on the current pricing model (Schedule F) provided *.

8.2	DLPX will provide quarterly reporting of spare part and consumable usage and pricing to Harland.

8.3	Harland shall use the Equipment covered by this Agreement in accordance with the instructions provided by DLPX and shall not permit anyone other than personnel certified and/or otherwise authorized by DLPX to perform maintenance work or attempt repairs or adjustment of the Equipment.

8.4	Harland agrees not to employ, or attempt to employ, DLPX authorized maintenance personnel while this Agreement is in effect without the prior written consent of DLPX.

8.5	Harland agrees to pay an amount equal to any taxes resulting from this Agreement except taxes based on DLPX’s net income.

*	Competitive information omitted.

8.6	Variance from the terms and conditions of this Agreement in any Harland order or other written notification will be of no effect. This Agreement is not assignable without the prior written consent of the other party and any attempt to assign any of the rights, duties or obligations hereunder without such consent shall be void.

8.7	No action, regardless of its form, which arises out of this Agreement, may be brought by either party more than two years after the cause of action has arisen.

8.8	Harland represents that Harland is either the owner of the Equipment covered by this Agreement or has complete authority from the owner with respect to the Equipment.

8.9	If either party shall be in material breach with respect to any of the covenants of this Product Protection Plan Agreement, the other party may, with 30 day notice, suspend performance hereunder and, if such breach continues for thirty days after written notice thereof by the other party, this Agreement may be terminated at the end of said thirty day period upon further notice. Such termination shall be in addition to all other remedies arising from such default.

8.10	This Agreement shall be construed under and governed by the Laws of the State of Minnesota and constitutes the entire Agreement between Harland and DLPX with respect to the provision of Product Protection Plan service. Any previous agreements between the parties with respect to the service specified in this Agreement are superseded. This Agreement may not be altered or modified except in writing signed by an authorized officer of each of the parties hereto.

8.11	DLPX shall continuously maintain the following insurance:

–	Commercial General Liability or Umbrella/Excess Liability occurrence form coverage with limits of at least $5,000,000 or for personal injury, bodily injury, and property damage (including loss of use) for any one occurrence and an aggregate limit of $10,000,000.

–	Software and Technology Errors and Omissions Insurance with limits of at least $1,000,000 per occurrence and an aggregate limit of $2,000,000.

–	John H. Harland and its subsidiaries, to be additional insureds on the above named liability policies.

DLPX agrees not to make any claim against Harland for loss or damage to DLPX property stored or used on John H. Harland property.

DLPX shall maintain Workers’ Compensation Insurance and Employers’ Liability (E.L.) Insurance. Limits under the E.L. insurance shall not be less than $1,000,000 each accident for bodily injury by accident or $1,000,000 each employee for bodily injury by disease.

DLPX shall provide John H. Harland with certificates of insurance demonstrating coverage and additional insured status as required herein with John H. Harland named as the certificate holder. Certificate(s) shall be produced on an Acord form or on a substantially similar form. Cancellation clause must provide at last 30 days written notice prior to expiration or cancellation of insurance and omit the phrases “endeavor to” and “but failure to do so shall impose no obligation of any kind upon the insurer, its agents or representatives.” Such certificate(s) must be received 5 days prior to the commencement of any activities described within this contract. Renewal certificates must be delivered to tenant prior to the anniversary date of this agreement and/or upon demand by Harland. All certificates of insurance shall be mailed to John H. Harland, Attn: David Berry, Risk Manager.

All insurance required herein shall be provided by carriers with a Best’s rating of at least “A” and a financial rating of at least X.

8.12	Employees of DLPX performing services to Harland under this Agreement are performing as employees of DLPX and shall in no event be deemed employees or agents of Harland. DLPX shall be solely responsible for the activities performed by such employees, including any injuries to such employees, and DLPX shall not be entitled to worker’s compensation or other insurance protection. Harland shall not control, direct or supervise DLPX’s employees or agents in the performance of their duties.

8.13	DLPX recognizes the confidential and proprietary nature of, and agrees to hold in confidence and not disclose to any third party, all Harland customer information and data, information regarding production volumes, accuracy rate reports, all information on performance and process and all proprietary information relating to Harland’s software. DLPX agrees to treat such information with the same degree of care accorded to its own confidential information.

8.14	Non-disclosure/Confidentiality Agreement: Delphax agrees all Delphax personnel assigned to Harland’s account will agree to and sign Harland’s Confidentiality Agreement.

8.15	Delphax will be required to obtain and maintain handwriting samples, finger print samples, photo (obtained and provided by Harland), and background checks (credit and criminal) from all DLPX personnel assigned to Harland’s account. DLPX will provide certification, upon request, that records meet compliance of this security requirement. DLPX will comply with all Harland policies and procedures for access to Harland facilities.

8.16	Delphax has an established Alert & Escalation Procedure intended to minimize any downtime for units. That Procedure is attached as Attachment J. Delphax will update this procedure at least semi-annually.

8.17	Delphax and Harland agree to meet at alternate corporate locations semi-annually to review the following performance metrics: Machine MSBJ, Machine Repair %, MTBF and MICR Quality, or other topics that may be suggested by Delphax.

9.	FORCE MAJEURE

Neither DLPX nor Harland shall be deemed liable or in default for any delay or failure in performance under this Agreement resulting directly or indirectly from acts of God, acts of the Government war or national emergency, accidents, fires, strikes, labor disputes, or any other circumstances outside its control. If after 30 days, the circumstances of Force Majeure have not been resolved, either party shall be entitled to terminate this Agreement. This Section 9 shall not apply to excuse any failure to perform or observe the provisions of this Agreement.

10.	Escrow Provisions *

*	Competitive information omitted.

11.	Safety Issues: If a safety problem is discovered and agreed, DLPX will retrofit any installed units at DLPX expense, as soon as possible. In the event of any disputes as to the application of the preceding sentence, the matter shall be referred to safety consultant agreed upon by the parties for prompt resolution. This is a requirement of the warranty and the Product Protection Plan.

12.	Press Releases: The parties agree to work cooperatively together on press releases, marketing activities, and other publicity that may be mutually beneficial to the parties. Both parties agree that either party may use the name of the other party in press releases or other relevant marketing or sales literature with prior written approval. Advance approval of the timing and contents needs to be granted in writing with the exception of required SEC or public filing and disclosures. The parties acknowledge the materiality of this provision to Harland and will strictly adhere to this term.

ACCEPTED BY: DELPHAX TECHNOLOGIES, INC	ACCEPTED BY: JOHN H. HARLAND COMPANY

M. H. Kuhn, Jr.	Randy L. Cress
Name	Name

VP, Customer Support	V.P. Sourcing + Logistics
Title	Title

/s/ M. H. Kuhn Jr.	/s/ R L Cress
Signature	Signature

DATE: 3 – 1 – 05	DATE: 2 – 16 – 05